Exhibit 99.2

THE	SEGER	FIRM, P.C.

P.O. Box 98433

Lubbock, Texas 79499

4825 50th St., Ste A

Lubbock, Texas 79414

Andrew R. Seger, Esq.

Telephone: (806) 793-1906	Facsimile: (806) 792-2135	E-mail: aseger@thesegerfirm.com

June 12, 2015

VIA Certified USPS 7012 3460 0002 9000 1322

and regular USPS mail

Corey Conn

Joe Oliverio

Patrick Rooney

Manhattan Isotope Technology, LLC

2301 122nd Street

Lubbock, Texas 79423

VIA Certified USPS 7012 3460 0002 9000 1315

and regular USPS mail

Corey Conn

Joe Oliverio

Positron Corporation

530 Oakmont Lane

Westmont, IL 60559

Re:	Defaulted Promissory Note

Dear Sirs:

Please be advised that the Promissory Note (the “Note”) given by Manhattan Isotope Technology, LLC in the original amount of Seven Hundred Thousand Dollars and NO cents ($700,000), together with all liens, security interests and guarantees has been purchased by my client, DX, LLC. As you are aware, said note has been in default since April 29, 2015, and is accruing interest at the default rate and pursuant to the terms of the note.

As of April 29, 2015, the principal balance of the Note is $451,589.74, interest has accrued in the amount of $6,186.16 and the late fees have accrued in the amount of $24,173.81 for a total balance due on the Note as of April 29, 2015 of $481,949.71. Interest continues to accrue on the Indebtedness at the default rate of interest which is Sixteen Percent (16%) per annum from March 11, 2015. Demand is hereby made for payment in full of the full balance of said Indebteness together with all interest and late fees.

Please be advised that if not paid we will be forced to seek judicial relief in accordance with the terms of the Note and the respective Guaranty Agreements. I would further request that you familiarize yourself with the applicable laws regarding fraudulent transfers. Please be further advised that this is an attempt to collect a debt, and that any information supplied or furnished will be used for that purpose.

Yours Very Truly,

THE SEGER FIRM, P.C.

BY:	/s/ Andrew R. Seger
Andrew R. Seger

CC	client

ARS/can